UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ______)*

Cowen Group, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

223621 10 3
(CUSIP Number)

December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rude 13d-1(c)
☒	Rule 13d-1(d)

1		NAME OF REPORTING PERSON SG Americas Securities Holdings, Inc. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 06-1703332
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY	5	SOLE VOTING POWER 1,382,608
OWNED BY EACH REPORTING	6	SHARED VOTING POWER 0
PERSON WITH:	7	SOLE DISPOSITIVE POWER 1,382,608
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,382,608
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.22%
12	TYPE OF REPORTING PERSON* CO

Item 1(a).	Name of Issuer:

Cowen Group, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

1221 Avenue of the Americas
New York, New York 10020

Item 2(a).	Name of Person Filing:

SG Americas Securities Holdings, Inc.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

1221 Avenue of the Americas
New York, New York 10020

Item 2(c).	Citizenship:

Delaware

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).	CUSIP Number:

223621 10 3

Item 3.	If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)

(b)☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)

(c)☐	Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

(d)☐	Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)☐	Investment Adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E)

(f)☐	Employee benefit plan or endowment fund in accordance with ss. 13d-1(b)(1)(ii)(F)

(g)☐	Parent Holding Company or control person in accordance with ss. 240.13d-1(b)(ii)(G),

(h)☐	Saving Association as defined in ss. 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i)☐	Church plan that is excluded from the definition of an investment company under ss. 3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

(j)☐	Group, in accordance with ss. 240.13d-1(b)(ii)(J)

Item 4.	Ownership.

(a) Amount beneficially owned: 1,382,608

(b) Percent of Class: 9.22% /(1)

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 1,382,608

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 1,382,608

(iv) Shared power to dispose or to direct the disposition of: 0

/(1)

Percentages are based on 15,000,000 of common stock outstanding as of November 8, 2006 (as set forth on the Issuer's Form 10-Q, filed by the Issuer on November 14, 2006 with the Securities and Exchange Commission).

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.
Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information in this statement is true, complete and correct.

Dated as of February 12, 2007

SG Americas Securities Holdings, Inc.

By:	/s/ Governor Tipton
Governor Tipton, Corporate Secretary

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)